EXHIBIT 107

Calculation of Filing Fee Table

Form F-10

(Form Type)

Cameco Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In United States Dollars (“USD”)

	Security Type	Security Class Title	Fee Calculation Rule or	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Shares	Rule 457(o)	—	$ —	$ —	0.0000927	$ —

	Equity	First Preferred Shares	Rule 457(o)	—	—	—	0.0000927	—

	Equity	Second Preferred Shares	Rule 457(o)	—	—	—	0.0000927	—

	Debt	Debt Securities(2)	Rule 457(o)	—	—	—	0.0000927	—

	Other	Warrants	Rule 457(o)	—	—	—	0.0000927	—

	Other	Subscription Receipts	Rule 457(o)	—	—	—	0.0000927	—

	Other	Units(3)	Rule 457(o)	—	—	—	0.0000927	—

	Unallocated (Universal) Shelf	—	Rule 457(o)	—	—	$1,500,000,000	0.0000927	$139,050

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$1,500,000,000		$139,050

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$139,050

(1)

There are being registered under the registration statement to which this exhibit pertains (the “Registration Statement”) such indeterminate number of common shares, first preferred shares, second preferred shares, debt securities, warrants, subscription receipts and units of Cameco Corporation (the “Registrant”), including an indeterminate number of securities that may be issued upon the exercise, settlement, exchange or conversion of securities offered hereunder, as together shall have an aggregate initial offering price not to exceed $1,500,000,000 USD (or its equivalent in any other currency used to denominate the securities). The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under the Registration Statement. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.

(2)

If any debt securities are issued at an original issue discount, the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $1,500,000,000 USD, less the aggregate dollar amount of all securities previously issued under the Registration Statement.

(3)	Each unit will represent an interest in two or more other securities registered under the Registration Statement, which may or may not be separable from one another.